Exhibit 1.1

WISeKey Announces Public Filing of Registration Statement Relating to Proposed Spin-off of its Semiconductor Business

Geneva, Switzerland, February 13, 2023 – Ad-Hoc announcement pursuant to Art. 53 of SIX Listing Rules– WISeKey International Holding Ltd (NASDAQ: WKEY / SIX: WIHN) (“WISeKey” or the “Company”), a leading Swiss cybersecurity, AI and IoT company announced today that, through a wholly-owned subsidiary, SEALSQ Corp, it has publicly filed a registration statement on Form F-1 pursuant to the Securities Act of 1933 with the U.S. Securities and Exchange Commission ( “SEC”) to effect a partial spin-off of SEALSQ Corp (“SEALSQ”), currently a wholly-owned subsidiary that acts as the holding company for our semiconductor business. SEALSQ is in the process of applying to have its Ordinary Shares listed on the Nasdaq Global Market under the ticker symbol "LAES".

WISeKey proposes to distribute 20% of SEALSQ’s outstanding Ordinary Shares, to holders of WISeKey Class B Shares, including holders of WISeKey ADSs, and to holders of WISeKey Class A Shares, in each case as a partial spin-off distribution as a dividend in kind to such holders. WISeKey will initially retain 100% ownership of SEALSQ’s Class F Shares. The transaction is expected to be completed around the beginning of the second quarter of 2023, and remains subject to the applicable approvals and conditions to the transaction being satisfied or waived, including but not limited to, the Form F-1 being declared effective by the SEC, the approval of the listing of SEALSQ’s Ordinary Shares on the Nasdaq Global Market and the approval of the spin-off distribution by the WISeKey shareholders at an Extraordinary General Meeting. There can be no assurance that the transaction will occur, or if one does, its terms or timing.

SEALSQ is dedicated to advancing the field of post-quantum computing, making it accessible to a wide range of industries that are already using our semiconductors, and it is enabling advances in communications, computing, healthcare, military systems, transportation, clean energy, and countless other applications.

The WISeKey board of directors believes that a partial spin-off of its global semiconductor business presents a significant market opportunity to investors in light of both the current market and increased cybersecurity regulation.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About WISeKey

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey Microprocessors Secures the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.6 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.). WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the expected benefits and costs of the intended spin-off transaction, the expected timing of the completion of the spin-off transaction and the transaction terms, SEALSQ’s ability to implement its growth strategies, SEALSQ’s ability to continue beneficial transactions with material parties, including a limited number of significant customers; market demand and semiconductor industry conditions; the approval of SEALSQ’s listing of its Ordinary Shares on NASDAQ and the risks discussed in our and SEALSQ’s filings with the SEC. Risks and uncertainties are further described in reports filed by WISeKey and SEALSQ with the U.S. Securities and Exchange Commission.

WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of the Swiss Financial Services Act of June 15, 2018, as amended (“FinSA”) or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of WISeKey and their subsidiaries, including SEALQ and their securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey or its subsidiaries, including SEALQ.

The registration statement referred to above, including the prospectus contained therein, constitutes a foreign prospectus within the meaning of article 54 paras. 2 and 3 of the FinSA and article 70 paras. 2-4 of the Swiss Financial Services Ordinance of November 6, 2019, as amended.